SCHEDULE 14A INFORMATION
                     INFORMATION REQUIRED IN PROXY STATEMENT

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                           Filed by the Registrant |X|

                 Filed by a Party other than the Registrant |_|

                           Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission
      Only (as permitted by Rule 14a-6(e)(2))
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                             MTR GAMING GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

|_|   Fee paid previously with preliminary materials:

      |_|   Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

      (2)   Form, Schedule or Registration Statement No.:

      (3)   Filing Party:

      (4)   Date Filed:

                             MTR GAMING GROUP, INC.
                                  State Route 2
                          Chester, West Virginia 26034

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of MTR Gaming Group, Inc. to be held on August 21, 2001, at 10:00 a.m. local time, in the new convention center at the Company's corporate headquarters at the Mountaineer Racetrack & Gaming Resort, State Route 2, Chester, West Virginia 26034.

      The accompanying Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting. There will be a brief report on the current status of our business.

      Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the Notice of Annual Meeting and Proxy Statement, please complete, sign and date your proxy ballot, and return it in the envelope provided.

      On behalf of the Officers and Directors of MTR Gaming Group, Inc., I thank you for your interest in the Company and hope that you will be able to attend our Annual Meeting.

                              For The Board of Directors,


                              /s/ Edson R. Arneault

                              EDSON R. ARNEAULT
                              Chairman of the Board of
                              Directors and President

July 18, 2001

                             MTR GAMING GROUP, INC.
                                  State Route 2
                          Chester, West Virginia 26034

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MTR Gaming Group, Inc. will be held on August 21, 2001 at 10:00 a.m. local time, at the Company's corporate headquarters at the Mountaineer Racetrack & Gaming Resort, State Route 2, Chester, West Virginia 26034 for the following purposes:

      1. To elect six persons to serve as directors of the Corporation until their successors are duly elected and qualified;

      2. To ratify the selection of Ernst & Young LLP as the Corporation's accountants and independent auditors; and

      3. To transact such other business as may properly come before the meeting.

      Stockholders entitled to notice and to vote at the meeting will be determined as of the close of business on July 16, 2001, the record date fixed by the Board of Directors for such purposes.


                          By order of the Board of Directors
                          Rose Mary Williams, Secretary

July 18, 2001

                   ==========================================
                   Please sign the enclosed proxy and return
                   it promptly in the enclosed envelope. If
                   mailed in the United States, no postage
                   required.
                   ==========================================

                             MTR GAMING GROUP, INC.
                                  State Route 2
                          Chester, West Virginia 26034
                                 (304) 387-8300

                                 PROXY STATEMENT

                                  INTRODUCTION

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of MTR Gaming Group, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on August 21, 2001.

      A copy of the Company's report with financial statements for the year ended December 31, 2000 is enclosed. This proxy statement and form of proxy were first sent to stockholders on or about the date stated on the accompanying Notice of Annual Meeting of Stockholders.

      Only stockholders of record as of the close of business on July 16, 2001 will be entitled to notice of and to vote at the meeting and any postponement or adjournments thereof. As of that date, 25,252,503 shares of Common Stock of the Company were issued and outstanding. Each share outstanding as of the record date will be entitled to one vote, and stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised by written notice to the Secretary of the Company or by submission of another proxy bearing a later date. In addition, stockholders attending the meeting may revoke their proxies at any time before they are exercised.

      If no contrary instructions are indicated, all properly executed proxies returned in time to be cast at the meeting will be voted FOR: (i) the election of the directors nominated herein, and (ii) the ratification of the selection of the auditors. Members of the Company's management intend to vote their shares in favor of each of the proposals. The holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

      Stockholders will vote at the meeting by ballot and votes cast at the meeting in person or by proxy will be tallied by the Company's transfer agent. Shares held by stockholders present in person at the meeting who do not vote and ballots marked "abstain" or "withheld" will be counted as present at the meeting for quorum purposes, but will not be counted as part of the vote necessary to approve the proposals for the election of directors or the confirmation of the auditors.

      The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone or telegraph by regular employees of the Company, without any additional remuneration. The cost of soliciting proxies will be borne by the Company. The Company may also retain a proxy solicitation firm to solicit proxies, in which case, the Company will pay the solicitation firm's fees. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to beneficial owners of stock held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding solicitation material.

      The Company knows of no other matter to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, then the persons named as proxies will use their own judgment in voting shares represented by proxies.

                                     ITEM 1

                              ELECTION OF DIRECTORS

      The directors of the Company are currently elected annually and hold office until the next annual meeting and until their successors have been elected and have qualified. The Company's Board of Directors (the "Board") has fixed the number of Directors at seven. However, the Board has nominated six candidates for service, each of whom serves for a term of one year, or until their successors are elected and qualify. Directors elected at this Annual Meeting shall serve until the 2002 annual meeting or until their successors are duly elected and qualified.

      Unless you instruct otherwise or withhold authority to vote, the enclosed proxy, if signed and returned, will be voted for the election of the nominees listed below. If for any reason any nominee is unable to accept the nomination or to serve as a director, an event not currently anticipated, the persons named as proxies reserve the right to exercise their discretionary authority to nominate someone else or to reduce the number of management nominees to such extent as the persons named as proxies may deem advisable.

      A plurality of the votes cast in person or by proxy of holders of Common Stock is required to elect a director. Accordingly, abstentions and "broker non-votes" will have no effect on the outcome of the election of directors assuming a quorum is present or represented by proxy at the Annual Meeting. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Stockholders may not cumulate their votes in the election of directors.

      Any stockholder submitting a proxy has the right to withhold authority to vote for an individual nominee to the Board by writing that nominee's name in the space provided on the proxy. Shares represented by all proxies received by the Company and not marked to withhold authority to vote for any individual director or for all directors will be voted FOR the election of all of the nominees named below. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Nominees for Directors

      The following persons have been nominated to serve as directors: Edson R. Arneault, Robert L. Ruben, Robert A. Blatt, Donald J. Duffy, James V. Stanton and William D. Fugazy, Jr. Each of the nominees for director currently serve as a director of the Company.

      Edson R. Arneault, 54, has been a director of the Company since January 1992 and has served as the Company's President and Chief Executive Officer since April 26, 1995. He also serves as Chairman of the Company's Audit Committee. He is also an officer and director of the Company's subsidiaries, Mountaineer Park, Inc., ExCal Energy Corp., Speakeasy Gaming of Reno Inc. ("Speakeasy Reno"), Speakeasy Gaming of Las Vegas, Inc. ("Speakeasy Las Vegas") and Presque Isle Downs, Inc. Mr. Arneault is also a principal in numerous ventures directly or indirectly engaged in the development, production and transportation of oil and gas. Since becoming the President of the Company and Mountaineer Park, however, Mr. Arneault has devoted virtually all his time and attention to the business of the Company. Mr. Arneault is a certified public accountant, and has served as a tax partner with Seidman and Seidman (now "BDO Seidman LLP"), a public accounting firm, in Grand Rapids, Michigan, from 1977 to 1980. Mr. Arneault was employed as a certified public account by Arthur Andersen in the tax department of its Cleveland office from 1972 to 1976. Mr. Arneault is a member of the Independent Producers Association of America, the Ohio Oil and Gas Association, the Michigan Oil and Gas Association and the Michigan Association of Certified Public Accountants. Mr. Arneault received his Bachelor of Science in Business Administration from Bowling Green University in 1969, his Master of Arts from Wayne State University in 1971, and his Masters in Business Administration from Cleveland State University in 1978. Mr. Arneault also serves as a member of the Hospitality and Tourism Management Board of Visitors of Robert Morris College in Pittsburgh, Pennsylvania.

      Robert L. Ruben, 39, has been a director of the Company since September 1995 and a Vice President since February 1999. He also serves as Assistant Secretary of the Company, is Chairman of the Company's Compensation Committee, and serves as a Director and Assistant Secretary of Mountaineer Park. He is a partner in Ruben & Aronson, LLP, a Washington, D.C. law firm. Previously, Mr. Ruben was a principal in Freer, McGarry, Bodansky & Rubin, P.C., a Washington, D.C. law firm, where he practiced from 1991 until 1997. From 1986 to 1988, Mr. Ruben was associated with the firm of Bishop, Cook, Purcell & Reynolds, which later merged with Winston & Strawn, and from 1989 to 1991, Mr. Ruben was associated with the firm of Wickens, Koches & Brooks. Mr. Ruben practices principally in the areas of commercial litigation and securities regulation. Mr. Ruben received his Bachelor of Arts from the University of Virginia in 1983 and his Juris Doctor from the Dickinson School of Law of Penn State University in 1986. He is a member of the bars of the District of Columbia and the Commonwealth of Pennsylvania (non-resident active). Ruben & Aronson, LLP currently serves as counsel to the Company, and Mr. Ruben has represented Mr. Arneault and various of his affiliates since 1987.

      Robert A. Blatt, 60, has been a director of the Company since September 1995 and a Vice President since February 1999. Mr. Blatt is also a Director and Assistant Secretary of Mountaineer Park, Chairman of the Company's Finance Committee and a member of the Company's Compensation Committee. Mr. Blatt is the Chief Executive Officer and managing member of New England National, L.L.C. and a member of the board of directors of AFP Imaging Corporation. Since 1979 he has been chairman and majority owner of CRC Group, Inc., and related entities, a developer, owner, and operator of shopping centers and other commercial properties, and since 1985, a member (seat owner) of the New York Stock Exchange, Inc. From 1959 through 1991, Mr. Blatt served as director, officer or principal of numerous public and private enterprises. Mr. Blatt received his Bachelor of Science in Finance from the University of Southern California in 1962 and his Juris Doctor from the University of California at Los Angeles in 1965. He is a member of the State Bar of California.

      James V. Stanton, 68, has been a director of the Company since February, 1998 and serves on the Company's Audit Committee and as Chairman of the Company's Compliance Committee. Mr. Stanton has his own law and lobbying firm, Stanton & Associates, in Washington, D.C. From 1971-1978, Mr. Stanton represented the 20th Congressional District of Ohio in the United States House of Representatives. While in Congress Mr. Stanton served on the Select Committee on Intelligence, the Government Operations Committee, and the Public

Works and Transportation Committee. Mr. Stanton has held a wide variety of public service positions, including service as the youngest City Council President in the history of Cleveland, Ohio and membership on the Board of Regents of the Catholic University of America in Washington, D.C. Mr. Stanton is also former Executive Vice President of Delaware North, a privately held international company which, during Mr. Stanton's tenure, had annual sales of over $1 billion and became the leading parimutuel wagering company in the United States, with worldwide operations including horse racing, harness racing, dog racing, and Jai-Lai. Delaware North also owned the Boston Garden and the Boston Bruins hockey team. From 1985-1994, Mr. Stanton was a principal and co-founder of Western Entertainment Corporation, which pioneered one of the first Native American Gaming operations in the United States, a 90,000 square foot bingo and casino gaming operation located on the San Manuel Indian Reservation in California, which generated annual revenues in excess of $50 million. Mr. Stanton also serves on the board of CCA Companies Incorporated.

      William D. Fugazy, Jr., 50, has been a director of the Company since February, 1998 and serves on the Company's Audit Committee. He is presently president of Fiber Net Real Estate in Westport, Connecticut and chairman of Camelot Ventures, Inc., which is a financial advisory firm based in New York City. Mr. Fugazy is a former chief executive officer of Summit Aviation Corporation, an executive aviation services firm and a former regional president of Koll Real Estate Service, a company which provided real estate services throughout the United States and internationally. Koll was one of the largest real estate services companies in the world and in August, 1997, merged with CB Commercial Real Estate Group, Inc. Prior to joining Koll, Mr. Fugazy was President of Tishman Management and Leasing Services Corporation, also a national real estate service company, which was sold to Koll in 1992. Prior to joining Tishman, Mr. Fugazy was Senior Vice President of Muller and Company, a national investment banking and securities brokerage operation. Mr. Fugazy is also a partner and officer of the Beacon Hotel and Resort Corporation, a hotel management company with offices in New York, Los Angeles, California and Miami Beach, Florida. Mr. Fugazy holds a B.S. Degree from Fordham University in New York.

      Donald J. Duffy, 33, has been a director of the Company since June 2001. Mr. Duffy co-founded Meyer, Duffy & Associates in 1994 and Meyer Duffy Ventures in 1999. At Meyer Duffy, Mr. Duffy has played an integral role in numerous seed and early stage technology companies. His expertise is focusing on the development and implementation of business plans including financial forecasting and analysis, management team development, corporate strategy and capital formation. He presently sits on the board of directors of two private companies, Equinox Solutions and Digital Mojo. Prior to co-founding Meyer, Duffy & Associates, Mr. Duffy was a Senior Vice President at Oak Hall Capital Advisors where he specialized in investments in the leisure, gaming and technology markets. Prior to Oak Hall, Mr. Duffy was an investment fund partner at Sloate, Weisman, Murray & Company, specializing in investments in the leisure, gaming, technology and retail markets. Mr. Duffy is a graduate of St. John's University.

      The Board held three regular meetings and five special meetings during the fiscal year ended December 31, 2000. All directors attended at least 75% of the total number of meetings of the Board. The Board does not have a standing nominating committee. Mr. Ruben and Mr. Blatt make up the Board's Compensation Committee. Mr. Blatt is the sole member of the Board's Finance Committee. Messrs. Stanton, Fugazy and Duffy make up the Board's Audit Committee. In June of 2000, the Board of Directors established a formal Charter for the Audit Committee. The Compensation Committee makes recommendations with respect to salaries, bonuses, restricted stock, and deferred compensation for the Company's executive officers as well as the policies underlying the methods by which the Company compensates its executives. During the fiscal year ended December 31, 2000, the Compensation Committee held two meetings. As a matter of policy, and to assure compliance with Rule 16b-3(d)(1) of the Securities Exchange Act of 1934, the decisions of the Compensation Committee are subject to ratification by a majority of the Board. The Finance Committee monitors the Company's relationships with its lenders and investment bankers and negotiates on behalf of the Company with respect to proposed financing arrangements.

Report of the Audit Committee

      The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors' the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

      The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held four meetings during fiscal year 2000.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

      James V. Stanton
      William D. Fugazy, Jr.
      Donald J. Duffy (Joined the Board and the Committee in June 2001.) Edson R. Arneault (Served on the Committee until June 2001.)

Executive Officers; Officers

      The following persons serve as the officers indicated:

                                                                                   Principal
         Name and Address                 Position                                 Occupation
         ----------------                 --------                                 Last 5 Years
                                                                                   ------------
 EDSON R. ARNEAULT*                       Director,
 MTR Gaming Group, Inc.                   President, Chief                         President of the Company and its
 State Route 2 South                      Executive Officer, Chief Financial       subsidiaries
 P.O. Box 356                             Officer and Treasurer
 Chester, WV  26034

ROBERT L. RUBEN**                         Director, Vice President, Assistant      Law
 3299 K Street, N.W.                      Secretary
 Suite 403
 Washington, D.C. 20007

ROBERT A. BLATT**                         Director, Vice President, Assistant      Commercial Development
 1890 Palmer Avenue                       Secretary
 Suite 303
 Larchmont, NY  10538

ROSE MARY WILLIAMS***                     Secretary                                Horse Racing Management
 MTR Gaming Group, Inc.
 State Route 2 South
 Chester, WV 26034

ROGER M. SZEPELAK****                     Vice President, Chief Operating          Hotel and Casino Management
 3227 Civic Center Drive                  Officer, Nevada Properties
 North Las Vegas, NV 89030

-------------------------------
*Also an officer and director of Mountaineer Park, Inc., Speakeasy Gaming of Las Vegas, Inc., Speakeasy Gaming of Reno, Inc., ExCal Energy Corporation, and Presque Isle Downs, Inc. the Company's subsidiaries.
**Also a director and assistant secretary of Mountaineer Park, Inc.
***Also a director and secretary of Mountaineer Park, Inc.
****Officer of Speakeasy Gaming of Las Vegas, Inc. and Speakeasy Gaming of Reno, Inc.

                      STOCK OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

      The following table sets forth, as of July 12, 2001, the ownership of the presently issued and outstanding shares of the Company's Common Stock by persons owning more than 5% of such stock, and the ownership of such stock by the Company's officers, directors and key employees, individually and as a group. As of July 12, 2001, there were 25,210,162 shares of common stock outstanding with each share entitled to one vote. All such shares were owned both beneficially and of record, except as otherwise noted.

Name and Address                                                         Amount and Nature   Percentage of Class
----------------                                                           Of  Beneficial    -------------------
                                                                             Ownership
                                                                             ---------
Edson R. Arneault(1)..................................................        4,016,817              14.82%
   MTR Gaming Group, Inc.
   State Route 2 South
   P.O. Box 356
   Chester, WV 26034
Robert L. Ruben(2)....................................................          891,228               3.44%
   Ruben & Aronson, LLP
   3299 K Street, N.W.
   Suite 403
   Washington, DC 20007
Robert A. Blatt(3)....................................................        1,263,484               4.88%
   The CRC Group
   Larchmont Plaza
   1890 Palmer Avenue,
   Suite 303
   Larchmont, NY 10538
James V. Stanton(4)...................................................          111,900        Less than 1%
   Stanton & Associates
   1310 19th Street, N.W.
   Washington, D.C. 20036
William D. Fugazy, Jr.(5).............................................          103,200        Less than 1%
   140 East 45th Street, Suite 4000
   New York, New York 10017
Rose Mary Williams(6).................................................           85,000        Less than 1%
   State Route 2
   Chester, West Virginia 26034
Mary Jo Needham (7) ..................................................           85,000        Less than 1%
   State Route 2
   Chester, West Virginia  26034
Roger Szepelak (8) ...................................................           30,000        Less than 1%
   3227 Civic Center Drive
   North Las Vegas, Nevada  89030
Donald J. Duffy (9) ..................................................           25,000        Less than 1%
   780 Third Avenue, 15th Floor
   New York, NY 10017
Madeleine LLC(10).....................................................        1,757,735               6.73%
   450 Park Avenue


   New York, NY 10022
Total Officers and Directors as a Group (9 persons)(11)...............        6,611,629              22.26%

-----------

(1) Includes 2,116,817 shares and options to acquire beneficial ownership of 1,900,000 shares within 60 days held by Mr. Arneault or his affiliates. The 2,116,817 shares also includes 10,000 shares held in the name of Mr. Arneault's minor son, but does not include 10,000 shares held in the name of Mr. Arneault's adult daughter.

(2) Includes 191,228 shares and options to acquire beneficial ownership of 700,000 shares within 60 days held by Mr. Ruben.

(3) Includes 563,484 shares and options to acquire beneficial ownership of 700,000 shares exercisable within 60 days held by Mr. Blatt.

(4) Includes 86,900 shares and options to acquire beneficial ownership of 25,000 shares exercisable within 60 days held by Mr. Stanton. For each year of service on the Company's Board of Directors, Mr. Stanton will receive options to purchase 25,000 shares of common stock of the Company. Such options will be exercisable for a term of five years from the date of grant. Any options that have not vested at the end of each calendar year will be deemed cancelled.

(5) Includes 78,200 shares and options to acquire beneficial ownership of 25,000 shares exercisable within 60 days held by Mr. Fugazy. For each year of service on the Company's Board of Directors, Mr. Fugazy will receive options to purchase 25,000 shares of common stock of the Company. Such options will be exercisable for a term of five years from the date of grant. Any options that have not vested at the end of each calendar year will be deemed cancelled.

(6) Includes no shares and options to acquire beneficial ownership of 85,000 shares within 60 days held by Ms. Williams.

(7) Includes no shares and options to acquire beneficial ownership of 85,000 shares within 60 days held by Ms. Needham.

(8) Includes 5,000 shares and options to acquire beneficial ownership of 25,000 shares within 60 days held by Mr. Szepelak. For each year of service with the company, Mr. Szepelak will receive options to purchase 25,000 shares of common stock. Also based upon performance levels, Mr. Szepelak could receive an additional 25,000 shares of common stock per year. Such options will be exercisable for a term of five years form date of grant.

(9) Includes no shares and options to acquire beneficial ownership of 25,000 shares within 60 days held by Mr. Duffy. For each year of service on the Company's Board of Directors, Mr. Duffy will receive options to purchase 25,000 shares of common stock of the Company. Such options will be exercisable for a term of five years from the date of grant.

(10) Includes 839,734 shares and warrants to acquire beneficial ownership of 918,079 shares within 60 days held by Madeleine LLC; provided, however, that pursuant to an agreement with the Company, Madeleine LLC may not exercise its warrant to the extent such exercise would result in its ownership of 5% or more of the then issued and outstanding shares of common stock of the Company without the prior approval of the West Virginia State Lottery Commission.

(11) Includes Messrs. Arneault, Blatt, Ruben, Stanton, Fugazy, Duffy, Szepelak, Ms. Williams and Ms. Needham.

Section 16(a) Beneficial Ownership Reporting Compliance

      Under the provisions of Section 16(a) of the Securities Exchange Act of 1934, the Company's officers, directors and 10% beneficial stockholders are required to file with the SEC reports of their transactions in the Company's securities. Based solely on a review of the Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, the Company believes that all forms were filed timely by the Company's officers, directors and 10% beneficial stockholders.

      The following table sets forth the compensation awarded, paid to or earned by the most highly compensated executive officers of the Company whose compensation exceeded $100,000 in the fiscal year ended December 31, 2000.

                           Summary Compensation Table

                                                             Other                                                           All
                                                             Annual                                                         Other
                                                     Bonus    Comp.   Restricted Stock         Options                       Comp.
Name                            Year    Salary ($)  ($)(1)   ($)(2)      Awards ($)         SARs (#)(3) LTIP Payouts ($)    ($)(5)
----                            ----                                                Award                     Payouts
                                                                                    -----                     -------
                                        Annual Compensation                                   Long Term Compensation
                                        -------------------                                   ----------------------
Edson R. Arneault(4)            2000     469,904   100,000   254,664       --        300,000         --                      84,568
Chairman, President and         1999     447,461   100,000   304,300       --        500,000         --                      23,324
Chief Executive Officer of      1998     384,523    92,750    38,028       --      1,000,000         --                          --
MTR Gaming Group, Inc.
Robert A. Blatt, Vice           2000     182,649               1,288                 150,000                                 19,594
   President(4)                 1999     132,328                                     150,000                                  3,115

-----------

(1) Mr. Arneault's bonus paid in 1998 includes $52,000 earned by Mr. Arneault in 1997.

(2) As to Mr. Arneault for 2000 includes $250,000 performance bonus earned in 2000 and paid in 2001and an estimated pension plan contribution of $4,664; for 1999 includes $303,000 performance bonus earned in 1999 and paid in 2000 and an estimated pension plan contribution of $1,300; for 1998 includes $36,922 vacation pay and $1,106 pension plan contribution. As to Mr. Blatt includes an estimated pension plan contribution of $1,288.

(3) Grants in 2000 consisted of non-qualified stock options for a term of ten years. The options are fully vested and have an exercise price of $2.50 per share. All grants in 1999 consisted of non-qualified stock options for a term of five years. The options are fully vested and have an exercise price of $2.00 per share.

(4) See "Employment Agreements" below. Mr. Blatt commenced employment with the Company in 1999, having previously acted as a consultant.

(5) Consists of premiums for life insurance pursuant to a qualified plan in accordance with Section 419 of Internal Revenue Code.

OPTION GRANTS IN 2000

      The following table contains information concerning the grant of stock options during fiscal year 2000 to the Company's executive officers named in the Summary Compensation Table.

                   Number of                                                     Potential Realizable Value at
                   Securities     % of Total                                     Assumed Annual Rates of Stock
                   Underlying     Options                                        Price Appreciation for Option
                   Options        Granted in      Exercise                                  Term(1)
Name               Granted(#)(1)  Fiscal Year     Price        Expiration Date        5%                10%
----               -------------  -----------     -----        ---------------        --                ---
Edson R. Arneault    300,000         24%          $2.50           March 2010        207,211           457,883
Robert A. Blatt      150,000         12%           2.50           March 2010        103,605           228,941

-----------

(1) In accordance with the rules of the Securities and Exchange Commission, "Potential Realizable Value" has been calculated assuming an aggregate five-year appreciation of the fair market value of the Company's common stock on the date of the grant at annual compounded rates of 5% and 10%, respectively. These amounts represent hypothetical gains that could be achieved. Actual gains, if any, on the exercise of stock options will depend on the future performance of the Company's stock and the date on which the options are exercised. Moreover, the gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES

      The following table sets forth information regarding the number and value of options held by each of the Company's executive officers named in the Summary Compensation Table as of December 31, 2000.

                                                           Number of Securities
                                                          Underlying Unexercised         Value of Unexercised in-the-Money
                          Shares                        Options at Fiscal Year End           Options at Year End($)(1)
                       Acquired On        Value         --------------------------           -------------------------
        Name            Exercise(#)     Realized($)     Exercisable     Unexercisable     Exercisable       Unexercisable
        ----            -----------     -----------     -----------     -------------     -----------       -------------
Edson R. Arneault          300,000        618,750        1,950,000            --          $4,977,048             --
Robert A. Blatt             50,000        103,758          725,000            --           2,056,428             --

--------------

(1) Based on the market price of the Company's Common Stock of $4.75 on December 31, 2000, as reported by Nasdaq.

Employment Agreements

      In February of 1999, the Company entered into an employment agreement with its President and CEO, Edson R. Arneault. The agreement was to be for a term of five (5) years, called for an annual base salary of $450,000 (subject to automatic annual cost of living increases of

5%), semi-annual cash bonuses of $50,000, and a performance bonus for each year equal to 1% of the gross operating revenue increase over 1998 operating revenue (provided, however, that EBITDA, as defined, exceeds 1998 EBITDA). The employment agreement also entitles Mr. Arneault to participate in the Company's various benefit plans for health insurance, life insurance and the like. The employment agreement likewise permits Mr. Arneault to lease at the Company's expense, or have the Company lease, reasonable living quarters for use by Mr. Arneault and other executives of the Company in the State of Nevada and in any other state or jurisdiction in which the Company is pursuing substantial business opportunities such that Mr. Arneault is required, as a practical matter, to spend a substantial portion of his time in such jurisdiction.

      In the event Mr. Arneault's employment is terminated by him for good reason, as defined, or by the Company other than for cause or a permanent and total disability, he will be entitled to the compensation otherwise payable to him under the employment agreement. In the event Mr. Arneault's employment is terminated in connection with a change in control of the Company, Mr. Arneault would be entitled to a cash severance payment equal to three times his annual base salary and payment by the Company of the next five annual premium payments for the insurance policy called for by the deferred compensation plan described below.

      In March of 2001, Mr. Arneault irrevocably waived a performance bonus of $875,000 that would have been due under the employment agreement in exchange for $250,000 and the Company's promise to negotiate in good faith to conclude a new employment agreement. Although a definitive agreement has not yet been concluded, it is contemplated that during the third quarter the Company and Mr. Arneault will enter a new five-year agreement that will provide for, among other things, annual performance bonuses and a long-term performance bonus due at the end of the five-year term based on a number of factors including increases in EBITDA, earnings per share, market price of the Company's common stock and revenue.

      In January of 1999, the Company entered into a deferred compensation agreement with Mr. Arneault. Pursuant to the agreement, the Company has purchased a life insurance policy on Mr. Arneault's life (face amount of $3,300,000 and annual premium of $150,000). The owner of the policy is the Company. The agreement entitles Mr. Arneault or his beneficiary to an annual benefit, as defined, upon retirement, death or termination out of the cash value of the insurance policy, after the Company has recouped the aggregate amount of premiums paid. The benefits provided by the agreement were granted as additional benefits and not as part of any salary reduction plan or arrangement deferring a bonus or a salary increase.

      In February of 1999, the Company entered into an employment agreement with Robert A. Blatt. The agreement is for a term of five (5) years, calls for an annual base salary of $46,000 (subject to automatic annual cost of living increases of 5%) and additional compensation of $2,500 per day in the event Mr. Blatt performs additional services. The employment agreement also entitles Mr. Blatt to participate in the Company's various benefit plans for health insurance, life insurance and the like.

      In the event Mr. Blatt's employment is terminated by him for good reason, as defined, or by the Company other than for cause or a permanent and total disability, he will be entitled to the compensation otherwise payable to him under the employment agreement. In the event Mr. Blatt's employment is terminated in connection with a change in control of the Company, Mr. Blatt would be entitled to a cash severance payment equal to three times his annual base salary and payment by the Company of the next five annual premium payments for the insurance policy called for by the deferred compensation plan described below.

      In June of 1999, the Company entered into a deferred compensation agreement with Mr. Blatt. Pursuant to the agreement, the Company has purchased a life insurance policy on Mr. Blatt's life (face amount of $575,000 and annual premium of $37,500). The owner of the policy is the Company. The agreement entitles Mr. Blatt or his beneficiary to an annual benefit, as defined, upon retirement, death or termination out of the cash value of the insurance policy, after the Company has recouped the aggregate amount of premiums paid. The benefits provided by the agreement were granted as additional benefits and not as part of any salary reduction plan or arrangement deferring a bonus or a salary increase.

      In October of 2000, the Company entered into a three-year employment agreement with Roger Szepelak as Vice President and Chief Operating Officer for Speakeasy Gaming of Las Vegas, Inc. and Speakeasy Gaming of Reno, Inc. The agreement calls for an annual base salary of $150,000 with annual automatic cost of living increases of 5% and entitles Mr. Szepelak to a car allowance as well as to participate in the Company's various employee benefit plans. In the event Mr. Szepelak's employment is terminated by the Company other than for cause or a permanent and total disability, he will be entitled to the compensation otherwise payable to him under the employment agreement. Mr. Szepelak's employment agreement does not provide for any additional compensation in the event of termination in connection with a change in control.

                 [Balance of this page intentionally left blank]

Stock Performance Graph

      The following graph demonstrates a comparison of cumulative total returns of the Company, the NASDAQ Market Index (which is considered to be a broad index) and an industry peer group index based upon companies which are publicly traded with the same four digit standard industrial classification code ("SIC") as the Company (SIC 7999 - Amusement and Recreational Services) for the past five years. The beginning date for the graph is January 1, 1995. The following graph assumes $100 invested in each of the above groups and the reinvestment of dividends.


                                [CHART OMITTED]

=====================================================================================================================
              Company                     1995        1996          1997         1998         1999          2000
=====================================================================================================================
MTR Gaming Group, Inc.                   100.00      133.33        266.67       325.00       408.33        633.33
---------------------------------------------------------------------------------------------------------------------
Industry Index                           100.00      104.74        109.32        81.12       102.56         71.81
---------------------------------------------------------------------------------------------------------------------
NASDAQ Market Index                      100.00      124.27        152.00       214.39       378.12        237.66
=====================================================================================================================

(1) The peer group consists of the following companies: American Wagering, Inc.; Argosy Gaming Co.; Boyd Gaming Corp.; Dover Downs Entertainment; Gametech International, Inc.; Imax Corp.; Isle of Capris Casinos; Malibu Entertainment; MGM Mirage, Inc.; Multimedia Games, Inc.; Renaissance Entertainment Corp.; Sands Regent; Skyline Multimedia Entertainment; TBA Entertainment Corp.; Ticketmaster Inc.; Tickets.com, Inc.; Traffix, Inc.; Trans World Corp.; Vail Resorts, Inc.; Winter Sports, Inc.; and Youbet.com, Inc.

Compensation of Directors

      Directors who are employees of the Company do not receive compensation for attendance at Board meetings, but are entitled to reimbursement for expenses that they incur in attending such meetings.

      Effective January 1, 2001, non-employee directors of the Company receive:
(i) the grant of options to purchase 25,000 shares of common stock of the Company for each year of service; (ii) the registration by the Company, at its sole cost, of the shares underlying such options by including such shares in any registration statement the Company determines to file with the Securities and Exchange Commission with respect to employee compensation; (iii) the adjustment of the terms of such options in certain events as set forth in the agreement;
(iv) an annual fee of $12,000 for each year of service, pro rated for any period less than one full year; and (v) a fee of $1,500 for each regular meeting of the Board, audit committee or shareholders attended and reimbursement of expenses for travel, food and lodging incurred in attending such meetings

Compensation Committee Interlocks and Insider Participation

      On November 8, 1995, the Board voted to form an executive compensation committee consisting of Mr. Ruben and Mr. Blatt, (the "Committee"). The Committee is authorized to review all compensation matters involving directors and executive officers and Committee approval is required for any compensation to be paid to executive officers or directors who are employees of the Company. As a matter of policy and to assure compliance with Rule 16b-3(d)(1) of the Securities Exchange Act of 1934, the decisions of the Compensation Committee are subject to ratification by a majority of the Board. Both Messrs. Blatt and Ruben serve as officers and directors of the Company and of Mountaineer Park.

Board Compensation Committee Report on Executive Compensation

Policy

      The Committee's decisions with respect to executive compensation will be guided by the general principle that compensation be designed: (i) to assure that the Company's executives receive fair compensation relative to their peers at similar companies; (ii) to assure that the Company's shareholders are receiving fair value for the compensation paid to the Company's executives; and
(iii) to allow the Company to secure and retain the services of high quality executives.

      The Company's compensation program will consist of three elements: a base salary; annual incentives in the form of cash or restricted stock bonuses; and long-term incentives in the form of stock options and/or cash. The Committee believes that annual incentives, or bonuses, should be used to reward an executive for exceptional performance. The determination of what constitutes exceptional performance is generally a subjective judgment by the Committee based on the executive's contribution to the Company's revenues, legislative and regulatory efforts, recruitment of high quality personnel, elevating public awareness and perception of the Company's gaming and resort businesses, and development of the Company's prospects. With respect to compensation for the Company's current CEO, performance bonuses are calculated pursuant to a formula tied to increases in the Company's gross operating revenues, subject to certain conditions and limitations. The Committee is in the process, however, of concluding a new five-year agreement with the Company's CEO. The new agreement will provide for, among other things, a base salary and annual long-term bonuses tied to a number of factors, including increases in revenue, EBITDA, earnings per share and the market price of the Company's common stock in comparison to the fiscal year ended December 31, 2000.

      Stock options allow the Company to motivate executives to increase stockholder value. This type of incentive also allows the Company to recruit members of the management team whose contributions and skills are important to its long-term success. The Committee intends to employ a combination of cash incentives, stock and option awards.

Chief Executive Officer Compensation; Employment Agreement.

      During the fiscal year ended December 31, 2000, Mr. Arneault's base salary and bonuses were based upon a February 1999 employment agreement. The performance bonus is based upon an objective formula tied to increases in the Company's gross operating revenue, subject to certain conditions and limitations. In addition, in 2000, the Committee recommended, and the Board approved, grants to Mr. Arneault of non-qualified options to purchase 300,000 shares of the Company's common stock at the fair market value on the date of grant of $2.50 per share. The Committee believed that the total compensation was warranted by Mr. Arneault's overall performance and in particular his pivotal role in the continued growth of the Company's West Virginia business.

                                        Respectfully submitted,


                                        Robert A. Blatt
                                        Robert L. Ruben

                              CERTAIN TRANSACTIONS

      From August of 1998 through April of 2001, in connection with the exercise of stock options and the payment of taxes incident to such exercises, the Company's president and CEO, Edson Arneault, has delivered to the Company full recourse promissory notes totaling approximately $1,114,000 in principal and that remain outstanding. The notes mature variously in 2001 and 2003 and bear interest at annual rates ranging from 8% to 1% above the Prime Rate. Mr. Arneault has pledged the 969,749 shares purchased in connection with such exercises to secure repayment of the notes.

      Mr. Robert Ruben, an officer and member of the Company's board, is a member of the law firm Ruben & Aronson, LLP, which has performed legal services for the Company. The Company and Ruben & Aronson anticipate that the law firm will perform legal services for the Company in the future. During the fiscal year ended December 31, 2000, the Company paid Ruben & Aronson the sum of $771,000 for legal services.

      From April 2000 through April 2001, in connection with the exercise of stock options and the payment of taxes incident to such exercises, Mr. Ruben has delivered to the Company full recourse promissory notes totaling approximately $169,000 in principal and that remain outstanding. The notes mature variously in 2001 and 2002 and bear interest at rates ranging from 8% to 1% above the Prime Rate. Mr. Ruben has pledged the 150,000 shares purchased in connection with such exercises to secure repayment of the notes.

      From April 2000 through April 2001, in connection with the exercise of stock options and the payment of taxes incident to such exercises, Mr. Robert Blatt has delivered to the Company full recourse promissory notes totaling approximately $138,000 in principal and that remain outstanding. The notes mature variously in 2001 and 2002 and bear interest at rates ranging from 8% to 1% above the Prime Rate. Mr. Blatt has pledged the 125,000 shares purchased in connection with such exercises to secure payment of the notes.

      In April 2001, in connection with the exercise of stock options, Mr. James Stanton has delivered to the Company a full recourse promissory note for approximately $175,000. The note matures in April 2003 and bears interest at a rate of 8%. Mr. Stanton has pledged the 75,000 shares purchased in connection with such exercise to secure payment of the note.

      In April 2001, in connection with the exercise of stock options, Mr. William Fugazy has delivered to the Company a full recourse promissory note for approximately $175,000, which he repaid in full in July of 2001.

      During the fiscal year ending December 31, 2000, the Company paid Century Well Services, Inc. ("Century") approximately $80,000 for drilling and other earth moving services in connection with improvements and maintenance at the Woodview Gold Course. Century is an affiliate of Edson Arneault, the Company's president and chief executive officer. To date, Century has been the low bidder in a competitive bidding process with respect to services it has provided. Accordingly, the Company believes that its dealings with Century has been on terms no less favorable than the Company could reasonably have obtained from a non-affiliate.

                                     ITEM 2

                      RATIFICATION OF SELECTION OF AUDITORS

      The Board has selected the firm of Ernst & Young LLP ("E&Y"), independent public accountants, to serve as auditors for the fiscal year ending December 31, 2001, subject to ratification by the stockholders.

Audit Fees

Aggregate fees billed by E&Y for the last Fiscal Year for annual audit and reviews of the financial statements in the Company's Forms 10-Q were $223,000, including audit related services of $15,000 which included fees for the pari-mutuel statutory audit and assistance with implementation of "Statement of Financial Accounting Standards 133."

Financial Information Systems Design and Implementation Fees

E&Y billed no fees for the last Fiscal Year for financial information systems design and implementation.

All Other Fees

Aggregate fees billed by E&Y for the last Fiscal Year for all other services were $113,000, which consisted primarily of internal audit outsourcing and tax compliance and consultation services.

      The Board recommends a vote FOR ratification of this selection.

      It is expected that a member of E&Y will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Effective September 6, 2000, in connection with its engagement of E&Y, the Company dismissed BDO Seidman, LLP ("BDO") as independent accountants to audit the financial statements of the Company and its subsidiaries for the Company's fiscal year ending December 31, 2000.

      The Company's decision to change accountants was recommended by the Company's management and approved by the Audit Committee of the Company's Board of Directors.

      BDO's report for the past two years did not contain any adverse opinion or disclaimer of opinion nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

      During the Company's two most recent fiscal years and any subsequent interim period preceding BDO's dismissal, there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of BDO would have caused it to make reference to the subject matters of the disagreements in connection with its report.

      During the Company's two most recent fiscal years and any subsequent interim period preceding this dismissal, BDO did not advise the Company with respect to any of the matters described in paragraphs (a)(1)(v)(A) through (D) of Item 304 of Regulation S-K.

      The Company engaged E&Y as the independent accountants of the Company as approved by the Audit Committee of the Company's Board of Directors effective September 6, 2000. Prior to the engagement of E&Y there were no consultations by the Company with E&Y relating to disclosable disagreements with BDO, how accounting principles would be applied by E&Y to a specific transaction, or the type of opinion E&Y might render. The Company has afforded E&Y an opportunity to furnish a letter to the SEC with its comments with regard to the foregoing disclosures.

      The Company has provided BDO with a copy of the foregoing disclosures and has requested in writing that BDO furnish it with a letter addressed to the SEC stating whether or not it agrees with such disclosures. A copy of BDO's letter stating that it does not disagree with such disclosures is attached hereto as Exhibit A.

      Effective February 1, 1999, in connection with the Company's engagement of BDO, Corbin & Wertz ("Corbin") was dismissed from its engagement as independent accountants for the Company. Corbin's report for the past two years did not contain any adverse opinion or disclaimer of opinion nor was it qualified or modified as to uncertainty, audit scope or accounting principles. The Company's decision to dismiss Corbin and engage BDO was approved by the Audit Committee of the Company's Board of Directors.

      During the Company's two most recent fiscal years and any subsequent interim period preceding Corbin's dismissal, there were no disagreements with Corbin on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Corbin would have caused it to make reference to the subject matters of the disagreements in connection with its report.

      During the Company's two most recent fiscal years and any subsequent interim period preceding this report, Corbin did not advise the Company with respect to any of the matters described in paragraphs (a)(1)(v)(A) through (D) of Item 304 of Regulation S-K.

      The Company engaged BDO as the independent accountants of the Company as approved by the Audit Committee of the Company's Board of Directors effective February 1, 1999. Prior to the engagement of BDO there were no consultations by the Company with BDO relating to disclosable disagreements with Corbin, how accounting principles would be applied by BDO to a specific transaction, or the type of opinion BDO might render. The Company has afforded BDO an opportunity to furnish a letter to the Commission with its comments.

      The Company has provided Corbin with a copy of the foregoing disclosures and has requested in writing that Corbin furnish it with a letter addressed to the SEC stating whether or not it agrees with such disclosures. A copy of Corbin's letter stating that it does not disagree with such disclosures is attached hereto as Exhibit B.

                              FINANCIAL INFORMATION

      The Financial Statements of the Company included in the Company's Annual Report to Stockholders that accompanies this Proxy Statement are incorporated herein by reference.

                                  OTHER MATTERS

Stockholder Proposals for Next Meeting

      Proposals of stockholders intended for inclusion in the proxy statement for the Annual Meeting of Stockholders to be held in 2002 must be received by the Company's executive offices not later than March 20, 2002. Proponents should submit their proposals by Certified Mail--Return Receipt Requested. Proposed received after that dated will be deemed untimely.

Notice Regarding Abandoned Property Law of New York State

      The Company has been informed by its Transfer Agent, Continental Stock Transfer & Trust Company, that New York State now requires the Company's Transfer Agent to report and escheat all shares held by the Company's record shareholders if there has been no written communication received from the shareholder for a period of five years. This regulation pertains specifically to corporate issuers who do not pay dividends and their shareholders with New York, foreign or unknown addresses. The law mandates escheatment of shares even though the certificates are not in the Transfer Agent's possession, and even though the shareholder's address of record is apparently correct.

      The Transfer Agent has advised the Company that the law requires the Transfer Agent to search its records as of June 30 each year in order to determine those New York resident shareholders from whom it has had no written communication within the past five years. Written communication would include transfer activity, voted proxies, address changes or other miscellaneous written inquiries. For those shareholders who have not contacted the Transfer Agent in over five years, a first-class letter must be sent notifying them that their shares will be escheated in November if they do not contact the Transfer Agent in writing prior thereto. All written responses will be entered in the Transfer Agent's files, but those who do not respond will have their shares escheated. Shareholders will be able to apply to New York State for the return of their shares.

      Accordingly, shareholders that may be subject to New York's Abandoned Property Law should make their inquiries and otherwise communicate, with respect to the Company, in writing. Shareholders should contact their attorneys with any questions they may have regarding this matter.

No Other Business

      Management is not aware at this date that any other business matters will come before the meeting. If, however, any other matters should properly come before the meeting, it is the intention of the persons named in the proxy to vote thereon in accordance with their judgment.


July 18, 2001             MTR GAMING GROUP, INC.
                          Rose Mary Williams, Secretary

                                    EXHIBIT A

September 7, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on September 6, 2000, to be filed by our former client, MTR Gaming Group, Inc. We agree with the statements contained in paragraphs (a)(1)
(iii), (iv) and (v) made in response to Item 4 insofar as they relate to our Firm.


                                BDO Seidman, LLP

                                    EXHIBIT B

                                 CORBIN & WERTZ
                CERTIFIED PUBLIC ACCOUNTANTS BUSINESS CONSULTANTS
                           AN ACCOUNTANCY CORPORATION

February 4, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

      We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on February 1, 1999, to be filed by our former client, MTR Gaming Group, Inc. We agree with the statements contained in paragraphs (a)(1)(i), (ii), (iii), (iv) and (v) made in response to that Item insofar as they relate to our firm.


                                                    /s/ CORBIN & WERTZ

                                          --------------------------------------
                                                      CORBIN & WERTZ
                                                    Irvine, California

        Century Centre - 2603 Main Street, Suite 600 - Irvine, CA 92614 -
                    Tel: (949) 756-2120 - FAX: (949) 756-9110